Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into as of the 21st day of January, 2010 (the “Effective Date”), by and between INTERLEUKIN GENETICS, INC., a Delaware corporation (“Employer”), and LEWIS H. BENDER, an individual (“Employee”).

RECITALS

A.           Employer desires to obtain the benefit of the services of Employee and Employee desires to render such services to Employer.

B.           The Board of Directors of Employer (the “Board”) has determined that it is in Employer’s best interest to employ Employee and to provide certain benefits to Employee.

C.           Employer and Employee desire to set forth the terms and conditions of Employee’s employment with Employer on the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties, intending to be legally bound, agree as follows:

1.           Term and Renewal.  Subject to the terms hereof, Employee’s employment hereunder will commence on the Effective Date and continue until the first (1st) anniversary thereof (the “Initial Term”), unless earlier terminated in accordance with the provisions of this Agreement.  On each anniversary of the Effective Date, the term of Employee’s employment hereunder will be automatically extended for an additional period of one (1) year (each a “Subsequent Term”) unless either Employee or Employer provides written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice is given not less than ninety (90) days prior to the relevant anniversary of the Effective Date, and unless Employee’s employment is not otherwise earlier terminated in accordance with the provisions of this Agreement.  The Initial Term and any Subsequent Term are referred to herein collectively as the “Term.”

2.           Employment of Employee.

(a)      Specific Position.  Employer and Employee hereby agree that, subject to the provisions of this Agreement, Employer will employ Employee and Employee will serve as an employee of Employer.  Employee will report directly to the Board, and Employee shall have the title and perform the duties of Chief Executive Officer of Employer, and such other reasonable, usual and customary duties of such office as may be delegated to Employee from time to time by the Board, subject always to the policies as reasonably determined from time to time by the Board.  Employee will work from Employer’s Waltham, MA office.

(b)      Board Membership.  During the Term, Employee will serve as a member of the Board, subject to any required approval of Employer’s stockholders.  Employee shall resign from the Board effective upon the termination of Employee’s employment with Employer for any reason.

(c)      Promotion of Employer’s Business.  During the Term, Employee shall not engage in any business competitive with Employer.  Employee agrees to devote his full business time, attention, knowledge, skill and energy to the business, affairs and interests of Employer and matters related thereto, and shall use his best efforts and abilities to promote Employer’s interests; provided, however, that Employee is not precluded from devoting reasonable periods to time required: (i) for serving as a director, committee member or scientific editor of any organization that does not compete with Employer or that does not involve a conflict of interest with Employer; or (ii) for managing his personal investments; so long as in either case, such activities do not interfere with the regular performance of his duties under this Agreement.

3.           Salary.  Employer shall pay to Employee during the Term of this Agreement a base salary (“Base Salary”) in the gross amount of $340,000 per year, payable in equal monthly installments in accordance with Employer’s usual payroll practices.  The Base Salary may be increased (but not decreased) annually at end of each calendar year at the discretion of the Compensation Committee of the Board (the “Compensation Committee”) throughout the Term.

4.           Bonus/Stock Options.

(a)      Annual Bonus.  In addition to the Base Salary, Employee shall be eligible to receive a discretionary annual performance bonus (the “Annual Bonus”) based on Employer’s financial performance between January 1st and December 31st of each year (the “Bonus Year”), under the following terms and conditions:

(i)           If the Compensation Committee determines that Employer’s performance met the threshold of the standards and measures (the “Threshhold Measures”) approved by the Compensation Committee for the Bonus Year, Employee will be entitled to an Annual Bonus in an amount equal to ten percent (10%) of the Base Salary;

(ii)          If the Compensation Committee determines that Employer’s performance met the target of the standards and measures (the “Target Measures”) approved by the Compensation Committee for the Bonus Year, Employee will be entitled to an Annual Bonus in an amount equal to twenty percent (20%) of the Base Salary; and

(iii)         If the Compensation Committee determines that Employer’s performance was exceptional as compared to the standards and measures (the “Exceptional Measures”) approved by the Compensation Committee for the Bonus Year, Employee will be entitled to an Annual Bonus in an amount equal to fifty percent (50%) of the Base Salary.

The Threshold Measures, Target Measures & Exceptional Measures shall be determined and agreed upon by the parties within thirty (30) days from the Effective Date.  The Annual Bonus shall be paid to Employee within thirty (30) days following the close of the Bonus Year, in accordance with Employer’s usual payroll practices.  The Annual Bonus for the first Bonus Year, if any, will be paid on a pro-rata basis according to the start date of Employee.  The Compensation Committee may, in its sole discretion, award an Annual Bonus that exceeds the amounts listed in subsections (i) - (iii) above.  Employee must be employed by Employer at the time that the Annual Bonus is paid in order to be eligible for, and to be deemed as having earned, such Annual Bonus.

(b)      Stock Options.

(i)           Employer and Employee acknowledge that Employee has been granted options to purchase 500,000 shares of common stock in Employer (the “Options”) at an exercise price equal to the fair market value of such stock on the date of grant (the “Grant Date”), pursuant to an Incentive Stock Option Agreement dated January 22, 2008 (the “Incentive Stock Option Agreement”) and a Non-Qualified Stock Option Agreement dated January 22, 2008 (the “Non-Qualified Stock Option Agreement”). Employer and Employee acknowledge that Employee already has vested in 200,000 shares subject to the Options, which remain subject to the terms and conditions of the Incentive Stock Option Agreement and Non-Qualified Stock Option Agreement. Employer and Employee further acknowledge that Employee is scheduled to vest in 94,339 shares of Employer’s common stock ($.001 par value per share) on each of February 1, 2011, February 1, 2012, and February 1, 2013 pursuant to the Incentive Stock Option Agreement, and that Employee is scheduled to vest in 5,661 shares of Employer’s common stock ($.001 par value per share) on each of February 1, 2011, February 1, 2012, and February 1, 2013 pursuant to the Non-Qualified Stock Option Agreement.  Both the Incentive Stock Option Agreement and the Non-Qualified Stock Option Agreement are expressly incorporated herein and shall survive the execution of this Agreement.  Employee must be employed by Employer on the date of vesting in order to be eligible for and be entitled to the vesting of options under the Incentive Stock Option Agreement and the Non-Qualified Stock Option Agreement.

(ii)          Subject to approval of Board or an appropriate committee thereof, Employee will be granted a stock option to purchase 100,000 shares of common stock in Employer at the fair market value of the common stock on the date of grant (the “Supplemental Option”), pursuant to the terms of Employer’s 2004 Employee, Director and Consultant Stock Plan (the “Plan”) and a standard form of stock option agreement to be executed by Employee pursuant thereto (the “Supplemental Option Agreement”).  To the maximum extent permissible, the Supplemental Option shall be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.  One hundred percent (100%) of the Supplemental Option shall be vested as of the date of grant.

(c)       Accelerated Vesting Of Stock Options.  Subject to approval by the Board or an appropriate committee thereof, the vesting of the Options described in Section 4(b)(i) may be accelerated upon Employer’s attainment of certain milestones (e.g., earnings, products to market, execution of strategic agreements, etc.), with any such milestones and the terms and conditions of any such acceleration to be agreed upon in writing, in advance, by Employee and Employer. In addition, in the event of Employee’s death or in the event that Employer undergoes a Change of Control and Employee’s employment hereunder is terminated by Employer without Cause or by Employee for Good Reason (as these terms are defined in Section 6(c) below) within six (6) months following the consummation of such Change of Control, then Employer will accelerate the vesting of all remaining unvested Options granted to Employee pursuant to the Incentive Stock Option Agreement and Non-Qualified Stock Option Agreement and all remaining unvested Supplemental Options granted to Employee pursuant to this Agreement and the Supplemental Option Agreement that are outstanding as of the date of termination of employment, with such vesting occurring immediately prior to the Change of Control or on the date of Employee’s death, as applicable.

(d)      Additional Option Grants.  Subject to approval by the Board or an appropriate committee thereof, Employee may be granted additional stock options during the course of his employment with Employer, with the terms of the award and amount of any such grant to be determined by Employer in its sole discretion, and with such grant (if made) to be made pursuant to the terms of a formal stock option agreement and stock plan.

5.           Benefits.

(a)      Fringe Benefits.  During Employee’s employment by Employer under this Agreement, Employee shall be eligible for participation in and shall be covered by any and all such medical, disability, life and other insurance plans and such other similar benefits available to other executive employees.

(b)      Reimbursements.  During Employee’s employment with Employer under this Agreement, Employee shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Employee in performing services hereunder, including all expenses of travel at the request of or in the service of Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Employer.  Employee must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred.  Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any business expense reimbursements subject to Section 409A (“Code Section 409A”) of the Internal Revenue Code of 1986 (the “Code”) and any successor statute, regulation and guidance thereto shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by Employee.

(c)      Vacation.  During Employee’s employment with Employer hereunder, Employee shall be entitled to an annual vacation leave of four (4) weeks at full pay.

6.           Termination And Termination Payment.

(a)     Termination. Notwithstanding anything else contained in this Agreement, Employee’s employment hereunder will terminate upon the earliest to occur of the following:

(i)          Expiration of the Term.  If a Non-Renewal Notice has been given pursuant to Section 1, immediately upon expiration of the Term.

(ii)         Death or Disability. Immediately upon Employee’s death or Disability (as defined below).

(iii)        Termination by Employer.

(A)           If by Employer for Cause (as defined below), written notice by Employer to Employee that Employee’s employment is being terminated for Cause and that sets forth the factual basis supporting the alleged Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Employer; or

(B)           If by Employer for reasons other than under Sections 6(a)(i), or 6(a)(iii)(A), written notice by Employer to Employee that Employee’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice, provided that Employer, at its exclusive option, may elect to provide Employee with pay in lieu of any or all of the aforementioned notice period.

(iv)        Termination by Employee.

(A)           If by Employee for Good Reason (as defined below), written notice by Employee to Employer that Employee is terminating Employee’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after Employer’s receipt of such notice, provided that Employer, at its exclusive option, may elect to provide Employee with pay in lieu of any or all of the aforementioned notice period, and further provided that if Employer has cured the circumstances giving rise to the Good Reason within thirty (30) days after Employer’s receipt of such notice, then such termination shall not be effective; or

(B)           If by Employee without Good Reason, written notice by Employee to Employer that Employee is terminating Employee’s employment, which termination shall be effective ninety (90) days after the date of such notice.

Notwithstanding anything in this Section 6(a), Employer may at any point terminate Employee’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

(b)     Termination Payments.

(i)          Termination for Cause by Employer, by Employee Without Good Reason, as Result of Employee’s Disability or Death, or as Result of Expiration of Term.  If Employee’s employment hereunder is terminated by Employer for Cause, by Employee without Good Reason, as a result of Employee’s Disability or death, or as a result of the expiration of the Term, Employer will pay the Accrued Obligations (as defined below) to Employee (or Employee’s estate, as the case may be) promptly (within fifteen (15) days) following the effective date of such termination, and Employee (or Employee’s estate, as the case may be) shall be entitled to no further compensation hereunder.

(ii)         Termination Without Cause or for Good Reason. If Employee’s employment hereunder is terminated by Employer without Cause or by Employee for Good Reason, then:

(A)           Employer will pay the Accrued Obligations to Employee promptly (within fifteen (15) days) following the effective date of such termination.

(B)           Employer will provide Employee with additional separation pay in an amount equal to eighteen (18) months of the Base Salary, paid in equal monthly installments in accordance with Employer’s usual payroll practices, or in a single lump sum payment in Employer’s sole discretion.

(C)           Should Employee continue his medical and dental insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Employer will reimburse to Employee the cost of the COBRA payments made by Employee to continue his participation in Employer’s medical and dental insurance plans, less Employee’s co-pay if any (which shall be deducted from any payments made to Employee under this subsection), through the applicable eighteen (18) month period described in subsection (ii)(B), to the extent permissible under COBRA, and to the same extent that such insurance is provided to persons employed by Employer.

(D)           The payments and benefits described in this subsection (ii) will begin on the first regular pay date following the effective date of the separation agreement set forth in subsection (iv) below.

(E)           In the event that Employee is eligible for payments and benefits under subsection (iii) below, Employee shall not be eligible for and shall not receive any payments and benefits described in this subsection (ii).

(iii)        Termination Without Cause or for Good Reason After Change Of Control.  If Employer undergoes a Change of Control (as defined below) and Employee’s employment hereunder is terminated by Employer without Cause  or by Employee for Good Reason within six (6) months following the consummation of such Change of Control, then:

(A)           Employer will pay the Accrued Obligations to Employee promptly (within fifteen (15) days) following the effective date of such termination.

(B)           Employer will provide Employee with additional separation pay in an amount equal to twenty four (24) months of the Base Salary, paid in equal monthly installments in accordance with Employer’s usual payroll practices, or in a single lump sum payment in Employer’s sole discretion.

(C)           Should Employee continue his medical and dental insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Employer will reimburse to Employee the cost of the COBRA payments made by Employee to continue his participation in Employer’s medical and dental insurance plans, less Employee’s co-pay if any (which shall be deducted from any payments made to Employee under this subsection), through the applicable twenty four (24) month period described in subsection (iii)(B), to the extent permissible under COBRA, and to the same extent that such insurance is provided to persons employed by Employer.

(D)           The payments and benefits described in this subsection (iii) will begin on the first regular pay date following the effective date of the separation agreement set forth in subsection (iv) below.

(E)           In the event that Employee is eligible for payments and benefits under subsection (ii) above, Employee shall not be eligible for and shall not receive any payments and benefits described in this subsection (iii).

(iv)        Separation Agreement; Release of Claims; Timing of Payment and Benefits.  Employer shall not be obligated to pay Employee any of the payments or benefits set forth in Sections 6(b)(ii) or 6(b)(iii) (other than the Accrued Obligations) unless and until Employee has executed (without revocation) a timely separation agreement in a form that is acceptable to Employer and Employee, which will include, at a minimum, a complete release of claims against Employer and its affiliated entities. Provided that Employee executes (without revocation) such separation agreement, Employer will pay the payments or benefits set forth in Sections 6(b)(ii) or 6(b)(iii), as applicable, no later than sixty (60) days following the termination of employment, or earlier pursuant to applicable law and the parties’ written agreement

(c)     Definitions.

(i)           Cause.  As used herein, “Cause” means any of the following: (A) the continued failure or refusal by Employee to substantially perform his duties hereunder (other than any such failure resulting from his incapacity due to physical or mental illness); (B) the engaging by Employee in misconduct which is injurious to Employer’s business or reputation, monetarily or otherwise; (C) the disloyalty, deliberate dishonesty, breach of fiduciary duty or violation by Employee of any provision of this Agreement or any other Agreement he has with Employer; (D) Employee’s commission of an act of fraud or embezzlement against Employer; (E) Employee is convicted by a court of competent jurisdiction, or pleads “no contest” to, a felony (other than minor traffic violations) by Employee; (F) the use by Employee of so-called “street” or illicit drugs, whether or not during business hours, regardless of whether such use results in arrest or conviction, or the abuse of any drug or medication so as to materially and adversely affect Employee’s performance.

(ii)          Good Reason.  As used herein, “Good Reason” means any of the following: (A) a change in the principal location at which Employee provides services to Employer to over fifty (50) miles away from Waltham, Massachusetts, without Employee’s prior written consent; (B) a change in the lines of reporting such that Employee no longer reports to the Board; or (C) a material breach of this Agreement by Employer, provided that “Good Reason” shall not be deemed to have occurred unless: (1) Employee provides Employer with written notice that he intends to terminate his employment hereunder for one of the grounds set forth in Section 6(c)(ii) within sixty (60) days of such reason(s) occurring, (2) if such ground is capable of being cured, Employer has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) Employee terminates his employment within one (1) year from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Employee from asserting Good Reason for any subsequent occurrence of Good Reason.

(iii)        Disability. As used herein, “Disability” means Employee is unable to perform the essential functions of his job with or without a reasonable accommodation because of a physical or mental impairment for a period of at least three (3) months.

(iv)        Accrued Obligations.  As used herein, “Accrued Obligations” means: (A) the portion of Employee’s Base Salary that has accrued prior to any termination of Employee’s employment with Employer and has not yet been paid; and (B) the amount of any expenses properly incurred by Employee on behalf of Employer prior to any such termination and not yet reimbursed.  Employee’s entitlement to any other compensation or benefit under any plan of Employer shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(v)         Change of Control.  As used herein, “Change of Control” means: any person, entity or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Alticor Inc. and its affiliates), becomes the “beneficial owner” (as such term is defined in Rule 13(d) under the Exchange Act), directly or indirectly, of outstanding securities of Employer representing more than 50% of the total voting power represented by all voting securities of Employer entitled to vote generally in the election of directors.

(d)     No Other Payments or Benefits Owing.  The payments and benefits set forth in Section 6(b) shall be the sole amounts owing to Employee upon termination of Employee’s employment for any reason.  Employee shall not be eligible for any other payments or other forms of compensation or benefits.  The payments and benefits set forth in Section 6(b) shall be the sole remedy, if any, available to Employee in the event that he brings any claim against Employer relating to the termination of his employment under this Agreement.

(e)     409A Limitation.  Notwithstanding any other provision with respect to the timing of payments under Section 6, if, at the time of Employee’s termination, Employee is deemed to be a “Specified Employee” of Employer within the meaning of Code Section 409A and if any amount to be paid to Employee pursuant to this Agreement as a result of Employee’s termination of employment is “deferred compensation” within the meaning of Code Section 409A, then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Employee may become entitled under Section 6 which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of Employee’s employment, at which time Employee shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Employee under the terms of Section 6.

7.           Publicity.  During the Term and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, originate or participate in the origination of any publicity, news release or other public announcements, written or oral, whether to the public press or otherwise, relating to this Agreement, to any amendment hereto, to Employee’s employment hereunder or to Employer, without the prior written approval of Employer.  No officer or director of Employer shall make disparaging remarks regarding Employee during the Term or one (1) year thereafter.

8.           Restrictive Covenants.

(a)     Non-Competition; Customer Lists; Non-Solicitation.  In consideration of the benefits of this Agreement, including Employee’s access to and limited use of proprietary and confidential information of Employer, as well as training, education and experience provided to Employee by Employer directly and/or as a result of work projects assigned by Employer with respect thereto, Employee hereby covenants and agrees that during the Term and for a period of twelve (12) months following termination of Employee’s employment, regardless of how such termination may be brought about, Employee shall not, directly or indirectly:

(i)           as proprietor, partner, stockholder, director, officer, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control, of any entity which engages anywhere in the world in any business activity which is competitive to current business activities in which Employer participates during Employee’s employment with Employer, or take any action in preparation to do any of the foregoing; provided, however, the foregoing shall not, in any event, prohibit Employee from purchasing and holding as an investment not more than 1% of any class of publicly traded securities of any entity which conducts a business in competition with the business of Employer, so long as Employee does not participate in any way in the management, operation or control of such entity.  It is further recognized and agreed that, even though an activity may not be restricted under the foregoing provision, Employee shall not during the Term and for a period of twelve (12) months following termination of his employment, regardless of how such termination may be brought about, provide services to any person or entity which may be used against, or is or may be in conflict with the interests of, Employer or its customers or clients;

(ii)         use or make known to any person or entity the names or addresses of any clients or customers of Employer or any other information pertaining to them;

(iii)        call on for the purpose of competing, solicit, take away or attempt to call on, solicit or take away any clients or customers of Employer on whom Employee called or with whom he became acquainted during his employment with Employer; or

(iv)        recruit or attempt to recruit or hire or attempt to hire any employees of Employer.

(b)     Confidentiality.  Employee agrees to execute the Confidentiality and Intellectual Property Agreement attached hereto as Exhibit A and agrees to fulfill his obligations thereunder.

(c)     Judicial Reformation.  Employee acknowledges that, given the nature of Employer’s business, the covenants contained in Section 8 establish reasonable limitations as to time, geographic area and scope of activity to be restrained and do not impose a greater restraint than is reasonably necessary to protect and preserve the goodwill of Employer’s business and to protect its legitimate business interests.  If, however, Section 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of it being too extensive in any other respect or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographic area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court.

(d)     Affiliates.  When used in this Section 8, the term “Employer” includes Interleukin Genetics, Inc. and all affiliates, parents, and subsidiaries of Interleukin Genetics, Inc.

9.           Miscellaneous.

(a)      Withholdings.  All payments to Employee hereunder shall be made after reduction for all federal, state and local withholding and payroll taxes, all as determined under applicable law and regulations, and Employer shall make all reports and similar filings required by such law and regulations with respect to such payments, withholdings and taxes.

(b)      Taxation.  Employee acknowledges and agrees that Employer does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A.  Employer and Employee agree that, in addition to abiding by Section 6(e) if applicable, both will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided, that no such amendment shall increase the total financial obligation of Employer under this Agreement.

(c)      Succession.  This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns.  The obligations and duties of Employee hereunder shall be personal and not assignable.

(d)      Notices.  Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted overnight express delivery or by facsimile to and received by the party to whom such notice is intended (provided the original thereof is sent by mail, in the manner set forth below, on the next business day after the facsimile transmission is sent), or in lieu of such personal delivery or overnight express delivery or facsimile transmission, on receipt when deposited in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address set forth below such party's signature to this Agreement.  The parties may change their respective addresses for the purpose of this Section 9(d) by giving notice of such change to the other parties in the manner which is provided in this Section 9(d).

(e)      Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter.

(f)      Headings.  The headings of Sections herein are used for convenience only and shall not affect the meaning of contents hereof.

(g)      Waiver; Amendment.  No provision hereof may be waived except by a written agreement signed by the waiving party.  The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition.  This Agreement may be amended only by a written agreement signed by the parties hereto.

(h)      Severability.  If any of the provisions of this Agreement shall be held unenforceable by the final determination of a court of competent jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, such provision or provisions shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full effect.  In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only to the extent required by the law of that jurisdiction.

(i)         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

(j)         Arbitration.  Except for the provisions of Sections 7 and 8, and Exhibit A  hereto, with regard to which Employer expressly reserves the right to petition a court directly for injunctive or other relief, any dispute arising out of or relating to this Agreement, or the breach, termination or the validity hereof, shall be settled by arbitration in Massachusetts, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  THE ARBITRATOR OR ARBITRATORS ARE NOT EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (INCLUDING REASONABLE ATTORNEYS FEES AND EXPERT WITNESS FEES) AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO RECOVER SUCH DAMAGES (INCLUDING, WITHOUT LIMITATION, PUNITIVE DAMAGES) IN ANY FORUM.  The arbitrator or arbitrators may award equitable relief in those circumstances where monetary damages would be inadequate.  The arbitrator or arbitrators shall be required to follow the applicable law as set forth in the governing law section of this Agreement.  The arbitrator or arbitrators shall award reasonable attorneys fees and costs of arbitration to the prevailing party in such arbitration.

(k)         Equitable Relief.  In the event of a breach or a threatened breach by Employee of any of the provisions contained in Sections 7 or 8 of this Agreement or Exhibit A hereto, Employee acknowledges that Employer will suffer irreparable injury not fully compensable by money damages and, therefore, will not have an adequate remedy available at law.  Accordingly, Employer shall be entitled to obtain such injunctive relief or other equitable remedy from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual, without having to post bond.  The foregoing shall be in addition to and without prejudice to any other rights that Employer may have under this Agreement, at law or in equity, including, without limitation, the right to sue for damages.

(l)         Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above.

LEWIS H. BENDER		INTERLEUKIN GENETICS, INC.

By:	/s/ Lewis H. Bender	By:	/s/ James M. Weaver
James Weaver

Address:		Address:
135 Beaver Street
Waltham, MA 02452

EXHIBIT A

January 21, 2010

Lewis H. Bender

Re:       Confidentiality And Intellectual Property Agreement

Dear Lewis:

As a condition of your continued employment with Interleukin Genetics, Inc. (the “Employer”), you must sign and return this letter agreement (the “Agreement”).  This Agreement confirms your promise to protect and preserve information and property which is confidential and proprietary to Employer, its subsidiaries and affiliates, as well as other terms and conditions of your employment.  No provision of this Agreement shall be construed to create an express or implied employment contract for any specific period of time, and either party may terminate your employment at any time, subject to the requirements of your employment agreement executed concurrently (the “Employment Agreement”).

In consideration of the employment offered to you, and for other good and valuable consideration, you agree as follows:

1.           Your Duties Regarding Confidentiality.  Employer has developed, uses and maintains trade secrets1 and other confidential and proprietary information including, without limitation, technical data and specifications, business and financial information, product and marketing plans, customer and client information, customer and client lists, customer, client and vendor identities and characteristics, agreements, marketing knowledge and information, sales figures, pricing information, marketing plans, business plans, strategy forecasts, financial information, budgets, software, projections and procedures, and Inventions (as defined in Section 2), in written, oral, electronic and/or other forms (“Confidential Information”), and Employer has taken and shall continue to take all reasonable measures to protect the confidentiality of such Confidential Information.  You acknowledge that during your employment with Employer you will be given direct access to and knowledge of Confidential Information.

You agree that all such Confidential Information is and shall remain the sole property of Employer and that you will hold in strictest confidence, and will not, either during or after the termination of your employment (except as required in the course of your duties on behalf of Employer), use, disclose or give to others (whether a business, firm, entity, person or otherwise), either directly or indirectly, any of the Confidential Information or any other scientific, technical, trade or business secret or confidential or proprietary information of Employer or of any third party provided to you during your employment by Employer.

1           The term “trade secrets,” as used in this Agreement, shall be given its broadest possible interpretation under Massachusetts law and shall include, but not be limited to, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records a secret scientific, technical, merchandising, production or management information, design, process, procedure, formula, invention or improvement; and other confidential and proprietary information and documents.

Your obligation of confidentiality under this Agreement does not apply to information that (a) becomes a matter of public knowledge through no fault of your own or (b) must be disclosed pursuant to lawful subpoena, court order or statutory requirement.  However, you agree that in the event you are questioned by anyone not employed by Employer, or by an employee of or a consultant to Employer not authorized to receive such information, in regard to any such Confidential Information or any other secret or confidential work of Employer, you will promptly notify Employer’s Board of Directors in writing.  You further agree that you will return all Confidential Information, including all copies and versions of such Confidential Information (including but not limited to information maintained on paper, disk, CD-ROM, network server, or any other retention device whatsoever) and other property of Employer, to Employer immediately upon termination of your employment.

The terms of this Section 1 of this Agreement are in addition to, and not in lieu of, any other contractual, statutory or common law obligations that you may have relating to the protection of Employer’s Confidential Information or its property.  The terms of this section shall survive indefinitely your employment with Employer.

2.          Ownership of Ideas, Copyrights and Patents.

(a)         Property of Employer.  You agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, writings, specifications, sound recordings, pictorial and graphical representations and formulae (collectively, “Inventions”) which may be used by or which relate to the business or activities of Employer, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop during your employment (or, if directly derived from any Confidential Information known by Employee, made by you within one (1) year after the termination of such employment), whether or not during normal working hours and whether or not on Employer’s premises or with the use of its equipment, whether alone or in conjunction with others, and whether or not at the request or suggestion of Employer or otherwise, shall be “works made for hire,” and shall be the sole and exclusive property of Employer, and that you shall not publish any such Inventions without the prior written consent of Employer.  You hereby assign to Employer all of your right, title and interest in and to such Inventions.  You further represent and agree that to the best of your knowledge and belief none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use commercially reasonable efforts to prevent any such violation.

(b)         Your Duty to Cooperate.  During your employment with Employer and afterwards, you agree that you will fully cooperate with Employer, its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect Employer’s rights in and to any such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such Inventions, provided that Employer will bear the expense of such proceedings, and that any patent or other legal right so issued to you, personally, shall be assigned by you to Employer without charge by you.

2

(c)         Licensing and Use of Data You Provide to Employer.  With respect to any Inventions, and work of any similar nature (from any source), whenever created, which you have not prepared or originated in the performance of your employment, but which you provide to Employer or incorporate in any Employer product or system, you grant to Employer a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions.  You promise that you will not include in any Inventions you deliver to Employer or use on its behalf, without the prior written approval of Employer, any material which is or will be patented, copyrighted or trademarked by you or others unless you provide Employer with the written permission of the holder of any patent, copyright or trademark owner for Employer to use such material in a manner consistent with then-current Employer policy.

(d)         Data in Which You Claim Any Interest.  Listed on Exhibit 1 to this Agreement are any and all Inventions in which you claim or intend to claim any right, title and interest, including but not limited to patent, copyright and trademark interest, which to the best of your knowledge shall be or may be delivered to Employer in the course of your employment, or incorporated into any Employer product or system.  You explicitly acknowledge that your obligation to disclose such information is ongoing during your employment with Employer, and that after you execute this Agreement, if you determine that any additional Inventions in which you claim or intend to claim any right, title or interest, including but not limited to patent, copyright and trademark interest, has been or is likely to be delivered to Employer or incorporated in any Employer product or system, you shall make immediate written disclosure of the same to Employer.

3.          Your Representations Regarding Prior Work and Legal Obligations.

(a)         No Other Agreement Prohibits You from Working for Employer.  By signing this Agreement, you represent that you have no agreement with or other legal obligation to any prior employer or any other person or entity that restricts your ability to engage in employment discussions, to accept employment with, or to perform any function for Employer.  You acknowledge that Employer is basing important business decisions on these representations, and affirm that your representations made in this section of this Agreement are true.

(b)         You Will Not Provide Confidential Information from Other Employers.  You also acknowledge that Employer has advised you that at no time, either during any pre-employment discussions or at any time thereafter, should you divulge to or use for the benefit of Employer any trade secret or confidential or proprietary information of any previous employer.  By signing this Agreement, you affirm that you have not divulged or used any such information for the benefit of Employer, and that you have not and will not misappropriate any Invention that you played any part in creating while working for any former employer.

3

4.          Provisions Necessary and Reasonable. You specifically agree that the provisions of Sections 1 and 2 of this Agreement are necessary and reasonable to protect Employer’s Confidential Information, property rights and business interests.  You further agree that a breach or threatened breach by you of Sections 1 and 2 of this Agreement would pose the risk of irreparable harm to Employer, and that in the event of a breach or threatened breach of any of such covenants, in addition to such other remedies as Employer may have at law, without posting any bond or security, Employer shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available.  The seeking of such injunction or order shall not affect Employer’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

5.          Choice of Law; Enforceability; Waiver of Jury Trial.

(a)         The Law of Massachusetts Applies to this Agreement.  This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Massachusetts, without giving effect to conflict of law principles, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  We both acknowledge that the last act necessary to render this Agreement enforceable is its execution by Employer in Massachusetts, and that the Agreement shall be maintained in Massachusetts.

(b)         Any Dispute Regarding This Agreement Will Take Place in Massachusetts.  Both of us agree that any action, demand, claim or counterclaim relating to, or arising under, the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction.  We both further acknowledge that venue shall exclusively lie in Massachusetts and that material witnesses and documents would be located in Massachusetts.

(c)         We Both Waive the Right to a Jury Trial.  Finally, we both agree that any action, demand, claim or counterclaim related to, or arising under, this Agreement shall be resolved by a judge alone, and we both waive and forever renounce the right to a trial before a civil jury.

6.          General.

(a)         Agreement Enforceable if You Are Transferred.  You acknowledge and agree that if you should transfer between or among any affiliates of Employer, wherever situated, or be promoted or reassigned to functions other than your present functions, all terms of this Agreement shall continue to apply with full force.

(b)        This Agreement along with the Employment Agreement and Stock Option Agreements are the Entire Agreements Between Us.  This Agreement embodies the entire agreement and understanding between us with respect to its subject matter and supersedes all prior and contemporaneous oral and written agreements and understandings relating to its subject matter.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

4

(c)         Modification and Amendment; Waiver; Assignment and Benefit.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by both parties.  The terms and provisions of this Agreement may be waived, or consent for the departure from its terms granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.  Employer may assign its rights and obligations under this Agreement at its sole discretion.  As this Agreement is personal to you, you may not assign your rights and obligations under this Agreement.  All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties, and shall inure to the benefit of any successors and/or permitted assigns of the parties.

(d)         Severability.  The parties intend this Agreement to be enforced as written.  However, if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, we both desire that such portion or provision be modified by such a court so as to make it enforceable, and that the remainder of this Agreement be enforced to the fullest extent permitted by law.

(e)         Meanings of Headings.  The headings in this Agreement are for convenience only, and we both agree that they shall not be construed or interpreted to modify or affect the construction or interpretation of any provision of this Agreement.

7.          Your Acknowledgement.  By signing this Agreement, you are acknowledging that you have had adequate opportunity to review this Agreement, to reflect upon and consider the terms and conditions of this Agreement and how they may affect you, that you fully understand this Agreement's terms, and that you are agreeing voluntarily to its terms.  If this document accurately reflects our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

INTERLEUKIN GENETICS, INC.

By: James Weaver

Accepted and Agreed:

Lewis H. Bender

/ /
Date

5

EXHIBIT 1